               Exhibit 10.14
11 September 2017
Mr. Torsten Hoof
Luegetenstrasse 26
6313 Menzingen (Zug)
Re: Amendment to Employment Agreement commencing 1 September 2017
Dear Torsten:
As a correction to your Employment Agreement, we confirm that you will receive a monthly car benefit payment of 1'650 CHF, subject to statutory deductions, along with your monthly salary.
The Geneva Fiscal Administration's interpretation of Geneva tax law unfortunately prevents the Company from paying kilometrage on your personal car when you use it for business purposes if you benefit from a car allowance, but there is otherwise no effect on the Company's reimbursement of your expenses.
This benefit will be considered incorporated into your Employment Agreement unless you object.
If you have any questions, please let me know.
Sincerely,
/s/ Jennifer May
Jennifer May
Senior Director, Human Resources
By express power of attorney